Exhibit 10.1

October 10, 2019

Steve Shum

Dear Steve ,

On behalf of INVO Bioscience (the “Company”), the Company’s Board of Directors (the “Board”) is pleased to offer you the following terms of employment as Chief Executive Officer of the Company, effective October 10, 2019. The initial terms of your new position with the Company are as set forth below.

1.        Position.

You will be the Chief Executive Officer of the Company. Your place of employment will be the Company’s office at 5582 Broadcast Court, Sarasota Florida 34240 although you may work from your place of residence. Your responsibilities in this position will include managing the day to day operations of the Company, managing all SEC related activities and financial activities. You will report to the Board. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company and that you will not, directly or indirectly, engage or participate in any personal, business, charitable or other enterprise that is competitive in any manner with the business of the Company, whether or not such activity is for compensation. It is understood that you intend to provide transition support for a reasonable period of time to your former employer, which may include signing their upcoming 10Q due by November 15, 2019 and/or potentially joining the board of directors, but in no way will this interfere with your obligations to the Company. You have also disclosed that you have been invited to join the board of a Company that intends to pursue consolidating small, independent dental and surgical practices unrelated to the IVF industry. The INVO board has deemed both these outside activities to be acceptable.

2.        Compensation.

Your base salary will continue to be at the rate of $260,000 per year, less payroll deductions and all required withholdings. You will be paid semi-monthly on the Company’s regularly scheduled pay dates. Additionally you are eligible to earn bonus compensation of up to 75,000 bonus for successfully up listing the company to the NASDAQ exchange. Future year bonus amounts will be determined by the Board of Directors

In addition, you will continue to be eligible for the following standard Company health, dental, and vision coverage for employees and coverage for family members; You will be eligible for all benefits that the company may offer in the future. Additionally, you will receive the equivalent of 20 days of personal time off (PTO) per year that accrues monthly commencing from your first date of employment with the Company (the “Original Start Date”). PTO will stop accruing when an employee reaches 200 hours of PTO. You will also receive a $15,000 sign on bonus.

Stock Grant.

You will be granted 400,000 shares of the Company Common Stock, which will vest monthly over the first year of employment. You will also be eligible for up to 4% of the company’s stock in options vesting over a 3 year period. The Board may, in its absolute discretion, choose to grant to you additional options in the future. The Options are subject to the terms of the Plan, and will vest on a monthly basis over three years from the Original Start Date in thirty six equal installments. In the event your employment is terminated prior to a Change in Control, standard accelerated vesting will apply.

4.        Confidential Information and Non-Solicitation Agreement.

Like all Company employees, you will continue to be required, as a condition of your employment, to abide by Company rules and policies. You must sign the Company’s Employee Confidential Information and Non-Solicitation Agreement, which, among other things, prohibits unauthorized use or disclosure of the Company’s proprietary and confidential information and the unauthorized disclosure or use of any third party proprietary and confidential information. That agreement shall continue in full force and effect. You further agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. In addition, as a condition of employment, you agree that you will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company.

Throughout the duration of your employment, you agree to disclose to the Company in writing, any continuing outside working relationships with other customers or entities with whom you are working or will work (whether or not for compensation), as well as any potential conflicts of interest, sources of income or other business endeavors (including any entity in which you own more than 5% of the outstanding equity securities or have voting control of more than 5%). Initial outside working relationships have been noted in section 1 above.

5.        At-Will Employment.

Your employment with the Company will continue to be “at-will.” This means that either you or the Company may terminate your employment relationship at any time, with or without notice, and with or without cause. By accepting the role of CEO you confirm you understand and agree, that this at-will relationship cannot be changed or retracted, either orally or in writing, or by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, which is signed both by you and the Chair of the Board.

6.        Change of Control.

The Company recognizes that upon a Change of Control, it is appropriate to provide you with accelerated vesting if your employment is involuntarily terminated without cause or you are constructively terminated following such a Change of Control.

Accordingly, if within 12 months following any Change of Control, your employment is involuntarily terminated without Cause, or you are Constructively Terminated following such Change in Control, then upon such termination you will be entitled to immediate vesting of 100% of the number of shares subject to all Options granted to you which remain unvested as of the date of your termination or Constructive Termination. All Options granted to you will become fully exercisable immediately prior to the consummation of the Change of Control. You will be entitled to 12 months severance payments.

If you are terminated with Cause or voluntarily resign your employment following any Change in Control, but are not Constructively Terminated, you will not be entitled to any accelerated vesting of Options or severance payments.

For purposes of this offer letter, “Cause”, “Change of Control” and “Constructive Termination” shall have the meaning set forth on Exhibit A. Your right to such acceleration is conditioned upon your signing the Company’s then current standard form of release releasing the Company (or any successor entity), its officers, directors and affiliates from all liability whatsoever.

7.        Severance Without Change of Control.

If you are terminated without Cause or you resign your employment due to a Constructive Termination, so long as such termination is not within 12 months following a Change of Control, then you shall be entitled to receive, as severance, (a) 12 month’s base salary continuation, (b) 6  months reimbursement of payments for continuing health coverage, pursuant to COBRA, assuming you elect COBRA continuation, and (c) continued vesting of your shares for a period of 6 months following such employment termination. Your right to such salary continuation, COBRA reimbursement, and continued vesting is conditioned upon your signing the Company’s then current standard form of release releasing the Company (or any successor entity), its officers, directors and affiliates from all liability whatsoever. For clarity purposes, you shall not be entitled to any bonus after any such termination, nor shall you be entitled to any acceleration of vesting of your stock options.

8.        Additional Information.

This letter, the Employee Confidential Information and Non-Solicitation Agreement and the Option Exercise Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company. This letter may not be amended or modified except by an express written agreement signed by you and the Chairman of the Board.

Upon acceptance of this letter, please sign and return to me.

Sincerely,

Kathleen Karloff

CEO

Agreed and accepted as of:

10/10/2019

_________________________________________________

Steven Shum

EXHIBIT A

“Cause” shall mean: (i) you engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) you violating a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; (iii) you materially breaching the terms of any confidentiality agreement or invention assignment agreement between you and the Company; or (iv) you being convicted of, or entering a plea of nolo contendere, to a felony or committing any act of moral turpitude, dishonesty or fraud against, or the misappropriation of material property belonging to, the Company or its affiliates.

“Change of Control” shall mean the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another corporation or entity, or other similar transaction (each, a “Business Combination”), unless, in each case, immediately following such Business Combination (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries,) and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Board of Directors of the Company at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

“Constructive Termination” shall mean (i) without your written consent, a reduction in your base salary, other than a reduction in salary that is part of an expense reduction effort applied to the executive management team (defined as the Chief Executive Officer and the Chief Executive Officer’s direct reports) generally and which results in a percentage reduction of your salary or bonus no greater than the greatest percentage reduction applied to at least one other member of the executive management team; or (ii) without your written consent, a relocation of your principal place of work to a location more than 35 miles away from your workplace prior to the relocation; or (iii) without your written consent the significant reduction of your duties or responsibilities when compared to your duties or responsibilities in effect immediately prior to such change; it is understood, however, that if, following a Change of Control pursuant to which the Company becomes part of a larger entity but remains a separate business entity, you continue to be the general manager of such business entity (or a successor entity) and you retain responsibility for managing the day to day operations of such business entity (even if the Company is a part of such larger entity and/or you no longer report to or interact with the Board of Directors of either the Company or the acquiring entity or if you no longer retain the title of Chief Executive Officer) such arrangements shall not be considered a Constructive Termination under the foregoing clause (iii).